Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR SECOND QUARTER 2003

HOUSTON, August 1, 2003—Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $2.0 million, or $0.12 per share for the quarter ended June 30, 2003, versus net income of $2.4 million or $0.14 per share for the second quarter of 2002. The second quarter 2003 results included the $900,000 after-tax effect of settling a previously disclosed warranty claim related to the Company’s drilling riser product. Excluding the effect of this after-tax charge, net income was $2.9 million, or $0.17 per share for the three months ended June 30, 2003. Total revenues for the quarter ended June 30, 2003 were $55.7 million, compared with revenues of $54.0 million for the same period in 2002.

For the six months ended June 30, 2003, revenues were $110.9 million, compared with revenues of $105.1 million for the same period in 2002. Earnings per share for the first six months of 2003, including the after-tax charge noted above, were $0.24 versus $0.30 in 2002. Net income for the six months ended June 30, 2003, after the special item noted above, was $4.1 million versus $5.2 million for the same period last year.

The improvement in earnings per share (before the effect of the after-tax charge) during the second quarter of 2003, compared to previous guidance given by the Company, was primarily the result of higher than anticipated revenues and net income experienced in the Company’s foreign operations. These improvements were due to a number of factors, including accelerated product deliveries and product mix. Dril-Quip does not expect this trend to continue in the third quarter of 2003, as anticipated improvements in the oil service sector have not yet materialized. The Company currently expects its earnings per share for the quarter ending September 30, 2003 to approximate $0.12 per share, excluding any unusual or special charges. In addition, the Company announced that as of June 30, 2003, its backlog was approximately $83 million, down slightly from $88 million at June 30, 2002.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Consolidated Statements of Income

(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2002	2003	2002	2003
Revenues	$54,013	$55,724	$105,110	$110,945
Cost and expenses:
Cost of sales	39,508	39,953	75,124	80,083
Selling, general and administrative	6,890	7,087	13,704	14,416
Engineering and product development	3,490	4,050	7,404	8,337
Special item	0	1,400	0	1,400

	49,888	52,490	96,232	104,236

Operating income	4,125	3,234	8,878	6,709
Interest expense	528	413	1,044	863

Income before income taxes	3,597	2,821	7,834	5,846
Income tax provision	1,223	786	2,674	1,739

Net income	$2,374	$2,035	$5,160	$4,107

Diluted earnings per share	$0.14	$0.12	$0.30	$0.24

Weighted average shares—fully diluted	17,370	17,293	17,361	17,293

Depreciation and amortization	$2,305	$2,624	$4,526	$5,276

Capital expenditures	$6,767	$2,623	$12,643	$4,889